Exhibit 23.6

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption “Experts” in the joint proxy statement of Genesis Microchip, Inc. and Sage, Inc. that is made part of the Registration Statement (Form S-4 No. 333-72202) and related Prospectus of Genesis Microchip, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 25, 2000, with respect to the consolidated financial statements and schedule of Faroudja, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP
Palo Alto, California
December 13, 2001